Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES

SAN FRANICSCO - December 1, 2011 - Gap Inc. (NYSE: GPS) today reported that November 2011 net sales decreased 3 percent compared with last year.

Net sales for the four-week period ended November 26, 2011 were $1.47 billion compared with net sales of $1.51 billion for the four-week period ended November 27, 2010. The company's comparable sales for November 2011, which include the associated comparable online sales, were down 5 percent compared with a 5 percent increase for November 2010.

"This is just the start of the holiday selling season and we expect December to remain fiercely competitive and highly promotional," said Glenn Murphy, chairman and chief executive officer of Gap Inc. "Our brands stand ready to compete at every opportunity to win customers over - in stores and online."

Comparable sales for November 2011, including the associated comparable online sales, were as follows:

  Gap North America: negative 2 percent versus positive 6 percent last year
  Banana Republic North America: flat versus positive 1 percent last year
  Old Navy North America: negative 7 percent versus positive 7 percent last year
  International: negative 9 percent versus flat last year

Year-to-date net sales were $11.73 billion for the 43 weeks ended November 26, 2011, a decrease of 1 percent compared with net sales of $11.81 billion for the 43 weeks ended November 27, 2010. The company's year-to-date comparable sales, including associated online sales, decreased 3 percent compared with a 3 percent increase last year.

December Sales

The company will report December sales on January 5, 2012.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com